                                                                     EXHIBIT 3.1
                                                                     -----------

                          CERTIFICATE OF INCORPORATION
                                       OF
                             BANKNORTH GROUP, INC.

     FIRST: The name of the Corporation is BANKNORTH GROUP, INC. (hereinafter the "Corporation").

     SECOND: The address of its registered office in the State of Delaware is a Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: This Corporation is organized for the purpose of

          1. Buying, selling, investing in, holding and dealing in property of every nature and description, real and personal, tangible and intangible.

          2. Acquiring, investing in or holding stock in any subsidiary enterprise permitted under the Bank Holding Company Act of 1956, as amended from time to time, and engaging in any other activity or enterprise permitted to a bank holding company under that Act.

          3. Otherwise engaging in any other lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 20,000,000 shares, Common Stock, with a par value of $1.00 per share. No holders of stock of any class shall have any preemptive or preferential rights to acquire unissued or treasury shares of any class or any warrants to purchase such shares or securities convertible into such shares.

     FIFTH: The name and mailing address of the incorporators are as follows:

                         Name            Mailing Address
                         ----            ---------------

                    Thomas M. Dowling    Ryan Smith & Carbine, Ltd.
                                         98 Merchants Row
                                         P.O. Box 310
                                         Rutland, VT 05701

                    John L. Primmer      Primmer & Piper, P.C.
                                         100 East State Street
                                         P.O. Box 1309
                                         Montpelier, VT 05601-1309

      SIXTH:

      Section 1. The Board of Directors shall be divided into three classes (designated Class I, Class II and Class III, respectively), as nearly equal in number as possible. The number of directors of the Corporation shall be fixed from time to time in the manner provided in this Certificate of Incorporation and the By-laws up to a maximum of twenty (20). The initial directors of the Corporation shall serve in the respective classes and until the respective annual meetings of the stockholders of the Corporation set forth below opposite their names and mailing addresses, or until their successors are elected and qualified. Thereafter, each class of directors shall be elected to a term of office of three years.

                                                                     Initial
       Name                       Mailing Address       Class     Term Expires
       ----                       ---------------       -----     ------------

Porter H. Dale, M.D.          S. McKinley Street        I      1990 Annual Meeting
                              Montpelier, VT 05602

R. Allan Paul                 137 Crescent Road         I      1990 Annual Meeting
                              Burlington, VT 05401

Angelo P. Pizzagalli          1579 Spear St.            I      1990 Annual Meeting
                              So. Burlington, VT 05403

Thomas P. Salmon              Parker Hill               I      1990 Annual Meeting
                              Rockingham, VT 05101

Theodore H. Thomas, Jr.       Pippin Knoll              I      1990 Annual Meeting
                              Bennington, VT 05201

Leonard F. Wing, Jr.          36 Hillside Rd.           I      1990 Annual Meeting
                              Rutland, VT 05701

Elizabeth G. Woods            191 South Cover Rd.       I      1990 Annual Meeting
                              Burlington, VT 05401

Robert P. Bliss               Maqusam Shore             II     1991 Annual Meeting
                              St. Albans, VT 05478

Luther F. Hackett             1295 Spear St.            II     1991 Annual Meeting
                              So. Burlington, VT 05403

Wentworth Hubbard             RR 1 Box 804              II     1991 Annual Meeting
                              Walpole, NH 03608

Richard M. Narkewicz, M.D.    2142 Dorset St.           II     1991 Annual Meeting
                              Shelburne, VT 05482

                                                                     Initial
     Name                     Mailing Address           Class     Term Expires
     ----                     ---------------           -----     ------------
Lawrence H. Reilly            Upper Camp St.            II     1991 Annual Meeting
                              Barre, VT 05641

Margaret E. Richey            RR 2 Box 380              II     1991 Annual Meeting
                              Plainfield, VT 05667

Thomas J. Amidon              P.O. Box 1156             III    1992 Annual Meeting
                              Tansy Hill
                              Stowe, VT 05672

Stephen E. Baker              RD 2 Box 102              III    1992 Annual Meeting
                              Brattleboro, VT 05301

John H. Barry                 13 North Shore            III    1992 Annual Meeting
                              Burlington, VT 05401

I. Munn Boardman, Jr.         RD 1 Box 2434             III    1992 Annual Meeting
                              Stowe, VT 05672

Robert A. Carrara             Stratton Rd.              III    1992 Annual Meeting
                              Claredon, VT 05759

William H. Chadwick           20 Beaver Creek           III    1992 Annual Meeting
                              Shelburne, VT 05482

Susan C. Crampton             Tarbox Road               III    1992 Annual Meeting
                              Box 127
                              Jericho, VT 05465

     Thereafter, election of directors shall take place as set forth in this Certificate of Incorporation and the By-laws of the Corporation.

     Section 2. Any alteration, change, amendment or repeal to this Certificate of Incorporation or to the By-laws for the purpose of increasing or decreasing the maximum number of directors provided herein shall require the affirmative vote of holders of at least 80% of the outstanding Voting Stock (as defined in Article Thirteenth), which vote shall include the affirmative vote of at least two-thirds (2/3) of the outstanding Voting Stock held by stockholders other than an Interested Stockholder (as defined in Article Thirteenth) if and Interested Stockholder exists on the record date of the meeting at which such action is submitted to the stockholders for their consideration; provided, however, that such higher voting requirement shall not apply to any amendment, alteration, change, amendment or repeal recommended to the shareholders by a majority of the Continuing Directors (as defined in Article Thirteenth).

     SEVENTH: The Corporation is to have perpetual existence.

     EIGHTH: The private property of the stockholders shall not be subject to the payment of the Corporation's debts to any extent whatever.

     NINTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

          (a) To the extent not inconsistent with this Certificate of Incorporation, the By-laws of the Corporation may fix and alter, or provide the manner for fixing and altering, the number of directors constituting the whole Board of Directors. In case of any vacancy on the Board of Directors or any increase in the number of directors constituting the whole Board, the vacancies or newly-created directorships shall be filled by the directors or by the stockholders at the time having voting power, as may be prescribed in this Certificate of Incorporation or the By-laws. Directors need not be stockholders of the Corporation , and the election of directors need not be by ballot.

          (b) A director may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of Voting Stock which vote shall include the affirmative vote of at least a majority of the outstanding shares of Voting Stock held by stockholders other than the Interested Stockholder.

          (c) The Board of Directors shall have the power and authority:

               (1) to make, alter or repeal By-laws of the Corporation, subject only to such limitation, if any, as may be from time to time imposed by law, by this Certificate of Incorporation, or by the By-laws; and

               (2) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges, or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith; and

               (3) subject to any provision of the By-laws, to determine whether, to what extent, at what times and places under what conditions and regulations the accounts, books and papers of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or paper of the Corporation except as conferred by statute or authorized by the By-laws or by the Board of Directors.

     TENTH: Meetings of stockholders may be held outside the State of Delaware, if the By-laws so provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the

Corporation.

     ELEVENTH: The Corporation shall indemnify each director and officer of the Corporation, his or her heirs, executors and administrators, and may indemnify each employee and agent of the Corporation, his or her heirs, executors, administrators and all other persons whom the Corporation is authorized to indemnify under the provisions of the General Corporation Law of the State of Delaware, to the extent permitted by law (a) against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, or in connection with any appeal therein, or otherwise, and (b) against all expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with any appeal therein, or otherwise; and no provision of this Article Eleventh is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred by the General Corporation Law of the State of Delaware upon the Corporation to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized pursuant to the General Corporation Law of the State of Delaware or any other law now or hereafter in effect.

     The Board of Directors of the Corporation may, in its discretion, authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her or incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the foregoing paragraph of this Article Eleventh.

     TWELFTH: No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this provision shall not eliminate the liability of a director, to the extent such liability is provided by applicable law; (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware code, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Twelfth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

     THIRTEENTH:

     Section 1. In addition to any affirmative vote required by law or under any other provision of this Certificate of Incorporation and except as otherwise expressly provided in Section 2:

          (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which, after such merger or consolidation, would be an Affiliate (as hereinafter defined) of an Interested Stockholder; or

          (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of five per cent (5%) or more of the aggregate fair market value of the assets of the Corporation or any Subsidiary, or

          (c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary the fair market value of which would be five per cent (5%) or more of the aggregate fair market value of the securities of the Corporation or Subsidiary to or with any Interested Stockholder or any Affiliate of any Interested Stockholder, or

          (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or

          (e) any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the Corporation with any of its Subsidiaries or any transaction (whether or not with or into or otherwise involving an Interested Stockholder) that has the effect directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary that is directly or indirectly owned by any Interested Stockholder, shall require the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this Article Thirteenth as one class ("Voting Stock"), which vote shall include the affirmative vote of at least two-thirds (2/3) of the outstanding Voting Stock held by stockholders other than the Interested Stockholder.

     Section 2. The provisions of Section 1 of this Article Thirteenth shall not be applicable to any particular business combination, and such business combination shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation, or any agreement with any national securities exchange, if, in the case of a business combination that does not involve any cash or other consideration being received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, the condition specified in the following paragraph (a) is met, or in the case of any other business combination, the condition specified in the following paragraph (a) or the conditions specified in the following paragraph (b) are met:

          (a) such business combination has been approved by a majority of the Continuing Directors; or

          (b) each of the conditions specified in the following clauses (1) through (4) have been met:

               (1) The aggregate amount of the cash and the fair market value as of the Consummation Date of any consideration other than cash to be received per share by holders of Voting Stock in such business combination shall be at least equal to the highest of the following (it being intended that the requirements of this clause (b)(1) shall be required to be met with respect to all shares of Voting Stock outstanding whether or not the Interested Stockholder has acquired any shares of the Voting Stock);

                    (i) if applicable, the highest per share price (including
               any brokerage commission, transfer taxes and soliciting dealers'
               fees) paid in order to acquire any shares of Voting Stock beneficially owned by the Interested Stockholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; or

                    (ii) in the fair market value per share of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; or

                    (iii) an amount which bears the same or greater percentage relationship to the fair market value of the Voting Stock on the Announcement Date as the highest per share price determined in
               (b)(1)(i) above bears to the fair market value of the Voting Stock on the date of the commencement of the acquisition of the Voting Stock by such Interested Stockholders; and

          (2) the consideration to be received by holders of a particular class or series of outstanding Voting Stock shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested Stockholder and, if the Interested Stockholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by each holder of such class or series of Voting Stock shall be, at the option of such holder, either cash or the form used by the Interested Stockholder to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date; and

          (3) after such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such business combination:

               (i) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock of the Corporation, except as part of the transaction in which it became an Interested Stockholder or upon conversion of convertible securities acquired by it prior to becoming an Interested Stockholder or as a result of a pro rata stock dividend or stock split; and

               (ii) such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation or any subsidiary, whether in anticipation of or in connection with such business combination or otherwise; and

               (iii) such Interested Stockholder shall not have caused any material change in the Corporation's business or capital structure, including, without limitation, the issuance of shares of capital stock of the Corporation to any third party; and

               (iv) there shall have been (y) no reduction in the annual rate of dividends paid on Voting Stock (except as necessary to reflect any subdivision of the Voting Stock), except as approved by a majority of the Continuing Directors and (z) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization, self tender offer or any similar transaction which has the effect of reducing the number of outstanding shares of the Voting Stock, unless the failure to increase such annual rate was approved by a majority of the Continuing Directors; and

          (4) a proxy or information statement describing the proposed business combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and regulations), whether or not the Corporation is then subject to such requirements, shall be mailed by and at the expense of the Interested Stockholder at least thirty days prior to the Consummation Date of such business combination to the public stockholders of the Corporation (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions), and shall contain at the front thereof in a prominent place (i) any recommendations as to the advisability (or inadvisability) of the business combination which the Continuing Directors, if any, may choose to state, and (ii) the opinion of a reputable national investment banking firm as to the fairness (or not) of such business combination from the point of view of the remaining public stockholders of the Corporation (such investment banking firm to be engaged solely on behalf of the remaining public stockholders, to be paid a reasonable fee for their services by the Corporation upon receipt of such opinion, to be unaffiliated with such Interested Stockholder, and, it there are at the time any Continuing Directors, to be selected by a majority of the Continuing Directors).

     Section 3.  For the purpose of this Article Thirteenth:

          a. A "person" shall mean any individual, firm, corporation or other entity.

          b. "Interested Stockholder" shall mean, in respect of any business, combination, any person (other than the Corporation or any Subsidiary) who or which, as of the record date for the determination of stockholders entitled to notice of and to vote on such business combination, or immediately prior to the consummation of any such transaction:

               (i) is the beneficial owner, directly or indirectly, of not less than 10% of the Voting Stock of the Corporation, or

               (ii) is an Affiliate of the Corporation and at any time within two years prior thereto was the beneficial owner, directly, or indirectly, of not less than 10% of the then outstanding Voting Stock of the Corporation.

               (iii) is an assignee of or has otherwise succeeded to any shares of capital stock of the Corporation which were at any time within two years prior thereto beneficially owned by any Interested Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          c.  A person shall be the "beneficial owner" of any Voting Stock:

               (i) which such person or any of its Affiliates and Associates (as hereinafter defined beneficially owns, directly or indirectly, or

               (ii) which such person or any of its Affiliates or Associates has
          (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement, or understanding, or

               (iii) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation.

          d. The term "business combination" shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of Section 1 of this Article Thirteenth.

          e. The outstanding Voting Stock shall include shares deemed owned through application of subsection c above but shall not include any other Voting Stock which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

          f. "Continuing Director" shall mean a person who was a member of the Board of Directors of the Corporation elected by the public stockholders prior to the date as of which the Interested Stockholder acquired in excess of five per cent (5%) of the then outstanding Voting Stock, or a person recommended to succeed a continuing director by a majority of continuing directors.

          g. "Affiliate" and "Associate" shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on February 28, 1989.

          h. "Subsidiary" means any corporation of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on February 28, 1989) is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in subsection b of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          i. In the event of any business combination in which the Corporation survives, the phrase, "any consideration other than cash to be received" as used in Section 2(1) and (2) of this Article Thirteenth shall include the shares of Voting Stock retained by the holders of such shares.

          j. "Announcement Date" shall mean the date of first public announcement of the proposed business combination.

          k. "Determination Date" shall mean the date on which the Interested Stockholders became an Interested Stockholder.

          l. "Consummation Date" shall mean the date of the consummation of the business combination.

     Section 4. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article Thirteenth, on the basis of information known to them (a) the number of shares of Voting Stock beneficially owned by any person, (b) whether a person is an Affiliate or Associate of another, (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in subsection (c)(iii) of Section 3,
(d) the aggregate fair market value of any securities or assets of the Corporation or any Subsidiary, or (e) such other matters with respect to which a determination is required under this Article Thirteenth.

     Section 5. Any amendment, alteration, change or repeal of this Article Thirteenth of this Certificate of Incorporation shall require the affirmative vote of the holders of a least 80% of the then outstanding Voting Stock, which vote shall include the affirmative vote of at least two-thirds (2/3) of the outstanding Voting Stock held by stockholders other than an Interested Stockholder, if an Interested Stockholder exists on the record date for the meeting at which such action is submitted to the stockholders for their consideration; provided that this Section 5 shall not apply to, and such higher vote shall not be required for any amendment, alteration, change or repeal recommended to the shareholders by a majority of the Continuing Directors.

     Section 6. Nothing contained in this Article Thirteenth shall be construed to relieve any Interested Stockholder of any fiduciary obligation imposed by law.

     FOURTEENTH: Except as otherwise provided in this Certificate of Incorporation, any merger, consolidation, sale of assets or dissolution involving the Corporation that is required to be approved by stockholders of the Corporation under the provisions of the Delaware General Corporation Law (or any successor statute), and any amendment to this Certificate of Incorporation, shall require the affirmative vote of holders of not less than a majority of the outstanding shares of voting stock of the Corporation.

     FIFTEENTH: Any action required by law, by this Certificate of Incorporation or by the By-laws of the Corporation to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, shall be signed by the holders of all outstanding shares of capital stock of the Corporation that would be entitled to vote thereon at such meeting. Any such written consent may be executed in multiple counterparts, all of which shall be considered a single instrument.

     SIXTEENTH: The Board of Directors, when evaluating any offer of another person to (i) purchase or exchange any securities or property for any outstanding equity securities of the Corporation, (ii) merge or consolidate the Corporation with another entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration not only to the price or other consideration being offered but also to all other relevant factors, including without limitation, the financial and managerial resources and future prospects of the other and the possible effects on the business of the Corporation and its subsidiaries and on the depositors, loan and other customers, employees and the communities served by the Corporation and its subsidiaries. In evaluating any such offer, the Board of Directors shall be deemed to be performing its duly authorized duties and acting in good faith and in the best interests of the Corporation.

     SEVENTEENTH: The Corporation reserves the right to amend, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

     THE UNDERSIGNED, being in incorporators hereinbefore named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our free act and deed and the facts stated herein are true, and accordingly have hereunto set our hands this 1/st/ day of June, 1989.

                                              /s/ Thomas M. Dowling
                                                  Thomas M. Dowling


                                              /s/ John L. Primmer
                                                  John L. Primmer